Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Odysight.ai Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(o)			$20,700,000	0.00015310	$3,169.17
	Total Offering Amounts					$20,700,000		$3,169.17
	Total Fees Previously Paid							765.50
	Total Fee Offsets							-
	Net Fee Due							$2,403.67

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock, par value $0.001, registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.